INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
GOLDEN CLAW VENTURES INC.
(an Exploration Stage Company)

We consent to the use in the Registration Statement of Golden Claw Ventures Inc. (the “Company”) on Form SB-2 dated June 28, 2007, of our Report of Independent Registered Public Accounting Firm dated February 15, 2007, except for note 4b to which the date is April 30, 2007 on the Balance Sheet of the Company as of October 31, 2006, and the related Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the period from November 9, 2005 (inception) to October 31, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

July 3, 2007